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Exhibit 99.2

Management's Discussion and Analysis of Financial Condition and Results of Operations.

        The following discussion and analysis provides information concerning the consolidated results of operations and financial condition of Liberty Media Corporation, as well as attributed results of operations and financial condition for each of the Interactive Group, the Entertainment Group and the Capital Group. This discussion should be read in conjunction with our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 included as Exhibit 99.3 to this Form 8-K.

Overview

        We are a holding company that owns controlling and non-controlling interests in a broad range of video and on-line commerce, media, communications and entertainment companies. Our more significant operating subsidiaries, which are also our principal reportable segments, are QVC, Inc. and Starz Entertainment, LLC. QVC markets and sells a wide variety of consumer products in the United States and several foreign countries, primarily by means of televised shopping programs on the QVC networks and via the Internet through its domestic and international websites. Starz Entertainment provides premium programming distributed by cable operators, direct-to-home satellite providers, other distributors and via the Internet throughout the United States.

        In 2006, we began implementing a strategy to convert investments into operating businesses. In August 2006, we exchanged our cost investment in IDT Corporation for IDT's subsidiary IDT Entertainment, which is now known as Starz Media. Also in 2006, we acquired controlling interests in Provide Commerce, Inc., FUN Technologies, Inc. and BuySeasons, Inc. In 2007, (1) we exchanged our shares of CBS Corporation Class B common stock for a subsidiary of CBS that holds WFRV and WJMN Television Station, Inc. and approximately $170 million in cash, (2) we exchanged approximately 68.5 million shares of Time Warner Inc. common stock for a subsidiary of Time Warner which holds Atlanta National League Baseball Club, Inc., Leisure Arts, Inc. and $984 million in cash and (3) we acquired a controlling interest in each of Backcountry.com, Inc. and Bodybuilding.com, LLC. In February 2008, we exchanged our investment in News Corporation for a News Corporation subsidiary which owns News Corporations' approximate 41% interest in The DIRECTV Group, three regional sports television networks and $465 million in cash (the "News Corporation Exchange").

        Our "Corporate and Other" segment includes our other consolidated subsidiaries and corporate expenses. Our other consolidated subsidiaries include Provide Commerce, Inc., Starz Media, LLC, FUN Technologies, Inc., Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc., BuySeasons, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and WFRV and WJMN Television Station, Inc. ("WFRV TV Station"). Provide, which we acquired in February 2006, operates an e-commerce marketplace of websites for perishable goods, including flowers, gourmet foods, fruits and desserts. Starz Media, which we acquired in the third quarter of 2006, is focused on developing, acquiring, producing and distributing live-action and animated films and television productions for the home video, film, broadcast and direct-to-consumer markets. FUN, in which we acquired a controlling interest in March 2006, operates websites that offer casual gaming, sports information and fantasy sports services. Atlanta National League Baseball Club, Inc. ("ANLBC"), which we acquired in May 2007, owns the Atlanta Braves, a major league baseball club, as well as certain of the Atlanta Braves' minor league clubs. Leisure Arts, which we acquired in May 2007, publishes and markets needlework, craft, decorating, entertaining and other lifestyle interest "how-to" books. TruePosition provides equipment and technology that deliver location-based services to wireless users. BuySeasons, which we acquired in August 2006, operates BuyCostumes.com, an on-line retailer of costumes, accessories, décor and party supplies. Backcountry, which we acquired in June 2007, operates six websites offering outdoor and backcountry sports gear and clothing. Bodybuilding.com, which we acquired on

December 31, 2007, manages two websites related to sports nutrition, body building and fitness. WFRV TV Station, which we acquired in April 2007, is a CBS broadcast affiliate that serves Green Bay, Wisconsin and Escanaba, Michigan.

        In addition to the foregoing businesses, we hold an approximate 24% interest in Expedia, Inc., which we account for as an equity method investment, and we continue to maintain significant investments and related financial instruments in public companies such as IAC/InterActiveCorp, Time Warner Inc. and Sprint Nextel Corporation, which are accounted for at their respective fair market value and are included in corporate and other.

Tracking Stocks

        On May 9, 2006, we completed a restructuring pursuant to which we were organized as a new holding company, and we became the new publicly traded parent company of Liberty Media LLC, which was formerly known as Liberty Media Corporation, and which we refer to as "Old Liberty." As a result of the restructuring, all of the Old Liberty outstanding common stock was exchanged for our two new tracking stocks, Liberty Interactive common stock and Liberty Capital common stock. Each tracking stock issued in the restructuring was intended to track and reflect the economic performance of one of two groups, the Interactive Group and the Capital Group, respectively.

        On October 23, 2007, our stockholders approved a group of related proposals to amend and restate our certificate of incorporation to reclassify our Liberty Capital common stock into two new tracking stocks, one to retain the designation Liberty Capital common stock and the other to be designated the Liberty Entertainment common stock. The Liberty Entertainment common stock is intended to track and reflect the separate economic performance of a newly designated Entertainment Group. The reclassification was contingent upon the completion of the News Corporation Exchange and was implemented on March 3, 2008.

        A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Interactive Group, the Capital Group and the Entertainment Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

        The term "Interactive Group" does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which we have attributed to it. The assets and businesses we have attributed to the Interactive Group are those engaged in video and on-line commerce, and include our subsidiaries QVC, Provide, BuySeasons, Backcountry and Bodybuilding and our interests in Expedia and IAC/InterActiveCorp. The Interactive Group will also include such other businesses that our board of directors may in the future determine to attribute to the Interactive Group, including such other businesses as we may acquire for the Interactive Group. In addition, we have attributed $3,108 million principal amount (as of December 31, 2007) of our senior notes and debentures to the Interactive Group.

        Similarly, the term "Entertainment Group" does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which we have attributed to it. The Entertainment Group has attributed to it a portion of the businesses, assets and liabilities that were previously attributed to the Capital Group, including our subsidiaries Starz Entertainment and FUN, our equity interests in GSN, LLC and WildBlue Communications, Inc. and approximately $500 million of cash and $551 million principal amount (as of December 31, 2007) of our publicly-traded debt. In addition, we have attributed to the Entertainment Group all of the businesses and assets received in the News Corporation Exchange.

        The term "Capital Group" also does not represent a separate legal entity, rather it represents all of our businesses, assets and liabilities other than those which have been attributed to the Interactive Group or the Entertainment Group. Prior to the reclassification, the assets and businesses attributed to the Capital Group included our subsidiaries Starz Entertainment, Starz Media, ANLBC, FUN, TruePosition, Leisure Arts and WFRV TV Station, our equity affiliates GSN, LLC and WildBlue Communications, Inc. and our interests in News Corporation, Time Warner Inc. and Sprint Nextel Corporation. Upon implementation of the reclassification, the Capital Group has attributed to it all of our businesses, assets and liabilities not attributed to the Interactive Group or the Entertainment Group, including our subsidiaries Starz Media, ANLBC, Leisure Arts, TruePosition and WFRV TV Station, and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation. The Capital Group will also include such other businesses that our board of directors may in the future determine to attribute to the Capital Group, including such other businesses as we may acquire for the Capital Group. In addition, we have attributed $3,930 million principal amount (as of December 31, 2007) of our senior exchangeable debentures and $750 million of our bank debt to the Capital Group.

        The reclassification did not change the businesses, assets and liabilities attributed to our Interactive Group.

        See Exhibit 99.1 to this Form 8-K for unaudited attributed financial information for our tracking stock groups.

2007 Completed Transactions

        In addition to the sales of OPTV and AEG discussed under "Discontinued Operations" below, we have several other completed transactions in 2007. Among these are:

        On April 16, 2007, we completed an exchange transaction (the "CBS Exchange") with CBS Corporation pursuant to which we exchanged our 7.6 million shares of CBS Class B common stock valued at $239 million for a subsidiary of CBS that holds WFRV TV Station and approximately $170 million in cash.

        On May 17, 2007, we completed an exchange transaction (the "Time Warner Exchange") with Time Warner Inc. in which we exchanged approximately 68.5 million shares of Time Warner common stock valued at $1,479 million for a subsidiary of Time Warner which holds ANLBC, Leisure Arts and $984 million in cash.

        On June 22, 2007, we acquired 81.3% of the outstanding capital stock of Backcountry.com, Inc. for cash consideration of $120 million, of which $11 million will be held in escrow for one year following the closing to satisfy any indemnification claims.

        On December 31, 2007, we acquired 82.9% of the outstanding equity of Bodybuilding.com, LLC for cash consideration of $116 million, of which $5 million will be held in escrow for one year following the closing to satisfy any indemnification claims.

Discontinued Operations

        In the fourth quarter of 2006, we committed to two separate transactions pursuant to which we intended to sell our interests in OpenTV Corp and Ascent Entertainment Group ("AEG") to unrelated third parties. The sale of OpenTV for approximately $132 million in cash was completed in January 2007. Pursuant to an agreement with OpenTV, we paid OpenTV approximately $5 million of the sales proceeds at closing and approximately $14 million of the sales proceeds on the first anniversary of the closing upon the satisfaction of certain conditions. The sale of AEG, of which the primary asset is

100% of the common stock of On Command Corporation, for $332 million in cash and 2.05 million shares of common stock of the buyer valued at approximately $50 million was completed in April 2007.

        OpenTV and AEG each met the criteria of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," for classification as assets held for sale as of December 31, 2006.

        On July 21, 2005, we completed the spin off of our wholly-owned subsidiary, Discovery Holding Company ("DHC"), to our shareholders. At the time of the spin off, DHC's assets were comprised of our 100% ownership interest in Ascent Media Group, our 50% ownership interest in Discovery Communications, Inc. and $200 million in cash. The spin off is intended to qualify as a tax-free spin off. We recognized no gain or loss in connection with the spin off due to the pro rata nature of the distribution.

        Our consolidated financial statements and accompanying notes have been prepared to reflect OpenTV, AEG and DHC as discontinued operations. Accordingly, the assets and liabilities, revenue, costs and expenses, and cash flows of these subsidiaries have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations, statements of comprehensive earnings (loss) and statements of cash flows and have been reported under the heading of discontinued operations in such consolidated financial statements.

Strategies and Challenges of Business Units

        QVC faced several challenges in 2007 that adversely impacted revenue and operating cash flow growth. QVC intends to continue addressing those challenges in 2008. Domestically, revenue and operating cash flow growth were negatively impacted by general economic conditions, and to a lesser extent, higher precious metals prices and increased penetration of satellite television which hinders QVC's ability to gain favorable channel positioning. In the fall of 2007, QVC launched a national branding campaign to help drive awareness of its programming and products and increase revenue. In 2008, QVC intends to continue its branding campaign to the extent it yields positive results, freshen its product mix and programming, enhance and optimize its website and implement cost control measures.

        In 2007, international results were negatively impacted by a number of factors. Results in Germany were hurt by increased competition and a soft retail market, as well as QVC-Germany's over-reliance on certain categories of products. In 2008, QVC-Germany intends to diversify its programming and product mix and increase its focus on underperforming product categories. In Japan, a heightened regulatory focus on health and beauty product presentations restricted QVC-Japan's ability to sell such products which have historically comprised in excess of 40% of QVC-Japan's sales. In addition, the migration of Japanese viewers from analog to digital and the resulting increase in channels available to Japanese viewers has hurt QVC's ability to obtain and retain customers. In 2008, QVC-Japan intends to stabilize the health and beauty category and grow its product categories other than health and beauty.

        The key challenges to achieving these goals in both the U.S. and international markets are (1) increased competition from other home shopping and Internet retailers, (2) macro-economic conditions, (3) advancements in technology, such as video on demand and personal video recorders, which may alter TV viewing habits, (4) maintaining favorable channel positioning as digital TV penetration increases and (5) successful management transition.

        In 2007, Starz Entertainment's operating cash flow improved primarily due to reductions in programming costs, and to a lesser extent, increases in revenue and cost containment initiatives. Such reductions in programming costs were achieved primarily due to lower theatrical performance of movies exhibited by Starz Entertainment. In 2008, Starz Entertainment's primary goal will be to improve operating cash flow by increasing revenue. Starz Entertainment hopes to increase revenue by

(i) improving brand awareness, (ii) selling suites of services, including high definition, on demand and linear program offerings and (iii) launching original programming on the Starz channel. Another key initiative for Starz Entertainment in 2008 is to negotiate new affiliation agreements with key distributors.

        Starz Entertainment faces several key obstacles in its attempt to meet these goals, including: (1) cable operators' promotion of bundled service offerings rather than premium video services; (2) the impact on viewer habits of new technologies such as personal video recorders; (3) continued consolidation in the broadband and satellite distribution industries; and (4) an increasing number of alternative movie and programming sources.

Results of Operations

        General.    We provide in the tables below information regarding our Consolidated Operating Results and Other Income and Expense, as well as information regarding the contribution to those items of our reportable segments categorized by the tracking stock group to which those segments are attributed. The "corporate and other" category for each tracking stock group consists of those assets within the category which are attributed to such tracking stock group. For a more detailed discussion and analysis of the financial results of the principal reporting segments of each tracking stock group, see "Interactive Group," "Entertainment Group" and "Capital Group" below.

Consolidated Operating Results

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue
Interactive Group
QVC	$7,397	7,074	6,501
Corporate and other	405	252	—
Entertainment Group
Starz Entertainment	1,066	1,033	1,004
Corporate and other	70	42	—
Capital Group
Starz Media	254	86	—
Corporate and other	231	126	141

Consolidated Liberty	$9,423	8,613	7,646

Operating Cash Flow (Deficit)
Interactive Group
QVC	$1,652	1,656	1,422
Corporate and other	32	24	(5)
Entertainment Group
Starz Entertainment	264	186	171
Corporate and other	(9)	(18)	(7)
Capital Group
Starz Media	(143)	(24)	—
Corporate and other	(67)	(41)	(40)

Consolidated Liberty	$1,729	1,783	1,541

Operating Income (Loss)
Interactive Group
QVC	$1,114	1,130	921
Corporate and other	(1)	—	(5)
Entertainment Group
Starz Entertainment	210	163	105
Corporate and other	(79)	(151)	(1)
Capital Group
Starz Media	(342)	(29)	—
Corporate and other	(164)	(92)	(76)

Consolidated Liberty	$738	1,021	944

        Revenue.    Our consolidated revenue increased 9.4% in 2007 and 12.6% in 2006, as compared to the corresponding prior year. The 2007 increase is due to a $323 million or 4.6% increase for QVC, our acquisition of Starz Media in August 2006 ($168 million increase), our acquisition of ANLBC in May 2007 ($159 million increase) and the combined impact of our 2006 and 2007 acquisitions of e-commerce businesses ($153 million increase). The 2006 increase is due primarily to an 8.8% or $573 million increase at QVC and our 2006 acquisitions of Provide ($220 million), Starz Media ($86 million), FUN ($42 million) and BuySeasons ($32 million). See Management's Discussion and Analysis for the Interactive Group and the Entertainment Group below for a more complete discussion of QVC's and Starz Entertainment's results of operations.

        In November 2006, TruePosition signed an amendment to its existing services contract with AT&T Corp. (formerly Cingular Wireless) that requires TruePosition to develop and deliver additional software features. Because TruePosition does not have vendor specific objective evidence related to the value of these additional features, TruePosition is required to defer revenue recognition until all of the features have been delivered. TruePosition currently estimates that these features will be delivered at the end of 2008. Accordingly, absent any further contractual changes, TruePosition will not recognize any significant revenue under this contract until the first quarter of 2009. TruePosition recognized approximately $105 million of revenue under this contract in 2006 prior to signing the amendment. TruePosition's services contract with its other major customer, T-Mobile, Inc., has a similar provision which prevents TruePosition from recognizing revenue. Such contract expires in June 2008, but contains provisions allowing T-Mobile to extend. It should be noted that both AT&T and T-Mobile are paying currently for services they receive and that the aforementioned deferrals have normal gross profit margins included.

        Operating Cash Flow.    We define Operating Cash Flow as revenue less cost of sales, operating expenses and selling, general and administrative ("SG&A") expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock compensation, separately disclosed litigation settlements and impairments of long-lived assets that are included in the measurement of operating income pursuant to generally accepted accounting principles ("GAAP"). Accordingly, Operating Cash Flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 20 to our consolidated financial statements filed as Exhibit 99.3 to this Form 8-K for a reconciliation of Operating Cash Flow to Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest.

        Consolidated Operating Cash Flow decreased $54 million or 3.0% and increased $242 million or 15.7% in 2007 and 2006, respectively, as compared to the corresponding prior year. In 2007, operating cash flow deficits for Starz Media and TruePosition increased $119 million and $75 million, respectively, compared to 2006. These cash flow decreases were partially offset by increases for Starz Entertainment and ANLBC of $78 million and $38 million, respectively. Starz Media's operating cash flow deficit resulted from (i) the $79 million write-off of capitalized production costs due to the abandonment of certain films and downward adjustments to the revenue projections for certain TV series and other films, (ii) start up costs for Overture Films and the delay of film release dates into 2008 and (iii) lower than expected revenue for Anchor Bay, its DVD distribution division. We currently expect Starz Media to continue incurring operating cash flow deficits and operating losses for the next two to three years. TruePosition's operating cash flow deficit was due in large part to the deferral of revenue under its AT&T and T-Mobile contracts described above. QVC's operating cash flow decreased marginally in 2007. The 2006 increase in our consolidated operating cash flow is due to a $234 million or 16.5% increase at QVC and a $15 million or 8.8% increase at Starz Entertainment. Operating cash flow in 2006 for Provide of $24 million and BuySeasons of $6 million were offset by operating cash flow deficits for Starz Media of $24 million and FUN of $11 million.

        Stock-based compensation.    Stock-based compensation includes compensation related to (1) options and stock appreciation rights ("SARs") for shares of our common stock that are granted to certain of our officers and employees, (2) phantom stock appreciation rights ("PSARs") granted to officers and employees of certain of our subsidiaries pursuant to private equity plans and (3) amortization of restricted stock grants.

        Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123R (revised 2004), "Share-Based Payment" ("Statement 123R"). Statement 123R requires that we amortize the grant date fair value of our stock option awards that qualify as equity awards as stock compensation expense over the vesting period of such awards. Statement 123R also requires that we record our liability awards at fair value each reporting period and that the change in fair value be reflected as stock compensation expense in our consolidated statements of operations. Prior to adoption of Statement 123R, the amount of expense associated with stock-based compensation was generally based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock, as well as the vesting of PSARs and the equity value of the related subsidiary. The expense reflected in our consolidated financial statements was based on the market price of the underlying common stock as of the date of the financial statements.

        In connection with our adoption of Statement 123R, we recorded an $89 million transition adjustment loss, net of related income taxes of $31 million, which primarily reflects the fair value of the liability portion of QVC's stock option awards at January 1, 2006. The transition adjustment is reflected in the accompanying consolidated statement of operations as the cumulative effect of accounting change. In addition, we recorded $93 million, $67 million and $52 million of stock compensation expense for the years ended December 31, 2007, 2006 and 2005, respectively. The 2006 stock compensation expense is net of a $24 million credit related to the terminations of QVC's stock option plan as described in note 15 to the accompanying consolidated financial statements. As of December 31, 2007, the total unrecognized compensation cost related to unvested Liberty equity awards was approximately $81 million. Such amount will be recognized in our consolidated statements of operations over a weighted average period of approximately 2 years.

        Depreciation and amortization.    Depreciation and amortization increased in 2007 and 2006 due to our acquisitions and capital expenditures partially offset by a decrease at Starz Entertainment due to certain intangibles becoming fully amortized. As the businesses we acquired in 2007 and 2006 are not capital intensive, we do not expect them to have a significant impact on our depreciation in the future.

        Impairment of long-lived assets.    In connection with our 2007 annual evaluation of the recoverability of Starz Media's goodwill, we estimated the fair value of Starz Media's reporting units using a combination of discounted cash flows and market comparisons and concluded that the carrying value of certain reporting units exceeded their respective fair values. Accordingly, we recognized a $182 million impairment charge related to goodwill. During the third quarter of 2007, FUN recognized a $41 million impairment loss related to its sports information segment due to new competitors in the marketplace and the resulting loss of revenue and operating income.

        We acquired our interest in FUN in March 2006. Subsequent to our acquisition, the market value of FUN's stock declined significantly due to the performance of certain of FUN's subsidiaries and uncertainty surrounding government legislation of Internet gambling which we believe the market perceived as potentially impacting FUN's skill gaming business. In connection with our 2006 annual evaluation of the recoverability of FUN's goodwill, we estimated the fair value of FUN using a combination of discounted cash flows and market comparisons and concluded that the carrying value of FUN's goodwill exceeded its market value. Accordingly, we recognized a $111 million impairment charge related to goodwill and a $2 million impairment charge related to trademarks.

        Operating income.    We generated consolidated operating income of $738 million, $1,021 million and $944 million in 2007, 2006 and 2005, respectively. The 2007 decrease in operating income is due primarily to increased operating losses of $313 million for Starz Media and $73 million for TruePosition. These losses were partially offset by improved operating results of $83 million for FUN and $47 million for Starz Entertainment. The improvement in FUN's operating loss from $140 million to $57 million was largely due to the $113 million impairment charge recognized in 2006, compared to the $41 million impairment charge in 2007.

        The 2006 increase in consolidated operating income is due to increases for QVC ($209 million) and Starz Entertainment ($58 million), partially offset by losses generated by FUN ($140 million, including the above-described impairment charges) and Starz Media ($29 million) as well as an increase in corporate stock compensation expense of $34 million due to the adoption of Statement 123R. Our operating income in 2005 is attributable to QVC ($921 million) and Starz Entertainment ($105 million) partially offset by operating losses of our other consolidated subsidiaries and corporate expenses.

  Other Income and Expense

        Components of Other Income (Expense) are as follows:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Interest expense
Interactive Group	$(465)	(417)	(374)
Entertainment Group	(25)	(31)	(28)
Capital Group	(151)	(232)	(224)

Consolidated Liberty	$(641)	(680)	(626)

Dividend and interest income
Interactive Group	$44	40	35
Entertainment Group	60	61	60
Capital Group	217	113	48

Consolidated Liberty	$321	214	143

Share of earnings (losses) of affiliates
Interactive Group	$77	47	9
Entertainment Group	13	14	(17)
Capital Group	(68)	30	21

Consolidated Liberty	$22	91	13

Realized and unrealized gains (losses) on financial instruments, net
Interactive Group	$(6)	20	(17)
Entertainment Group	14	(31)	71
Capital Group	1,261	(268)	203

Consolidated Liberty	$1,269	(279)	257

Gains (losses) on dispositions, net
Interactive Group	$12	—	40
Entertainment Group	(1)	—	—
Capital Group	635	607	(401)

Consolidated Liberty	$646	607	(361)

Other than temporary declines in fair value of investments
Interactive Group	$—	—	—
Entertainment Group	—	—	(351)
Capital Group	(33)	(4)	(98)

Consolidated Liberty	$(33)	(4)	(449)

Other, net
Interactive Group	$1	23	(38)
Entertainment Group	—	(5)	1
Capital Group	(2)	—	(2)

Consolidated Liberty	$(1)	18	(39)

        Interest expense.    Consolidated interest expense decreased 5.7% and increased 8.6% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. Interest expense for the Interactive Group increased 11.5% in 2007, as compared to 2006, due to increased borrowings which were used to repurchase shares of Liberty Interactive common stock. Interest expense for the Capital Group decreased 34.9% in 2007 primarily due to our adoption of Statement of Financial Accounting Standards No. 155 ("Statement 155") on January 1, 2007. Statement 155 permits fair value remeasurement of hybrid financial instruments that contain an embedded derivative (such as our senior exchangeable debentures) that would otherwise require bifurcation. We previously reported the fair value of the call option feature of our senior exchangeable debentures separate from the long-term debt, and the long-term debt was accreted to its face amount through interest expense. Our 2006 interest expense included $95 million of such accretion. Interest expense attributable to the

Interactive Group increased 11.5% in 2006 due to increased borrowings by QVC, which were used to retire certain of our publicly-traded debt and for repurchases of Liberty Interactive common stock.

        Dividend and interest income.    Interest income for the Capital Group increased in 2007 and 2006 due to higher invested cash balances. The Capital Group's interest and dividend income for the year ended December 31, 2007 was comprised of interest income earned on invested cash ($164 million), dividends on available-for-sale ("AFS") securities ($17 million) and other ($36 million). Included in the Entertainment Group's 2007 interest and dividend income is $57 million related to dividends on our News Corporation common stock. As a result of the consummation of the News Corporation Exchange, our dividend income from News Corporation will be zero in future years.

        Share of earnings of affiliates.    Our 2007 share of earnings of affiliates for the Interactive Group is due primarily to Expedia, Inc. ($68 million), and our share of losses of affiliates for the Capital Group is due primarily to WildBlue Corporation ($54 million). Our 2006 share of earnings of affiliates are attributable to Expedia ($50 million) and other investees ($41 million). In February 2008, we completed an exchange transaction with News Corporation pursuant to which we exchanged our approximate 16% ownership interest in News Corporation for a subsidiary of News Corporation, which owns News Corporation's approximate 41% interest in The DIRECTV Group, Inc., three regional sports television networks and approximately $465 million in cash. We will account for our interest in The DIRECTV Group using the equity method of accounting, which could result in a significant increase in our share of earnings of affiliates in future periods. In this regard, The DIRECTV Group reported net income for the year ended December 31, 2007 of $1,451 million.

        Realized and unrealized gains (losses) on financial instruments.    Realized and unrealized gains (losses) on financial instruments are comprised of changes in the fair value of the following:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Senior exchangeable debentures	$541	—	—
Equity collars	527	(59)	311
Borrowed shares	298	(32)	(205)
Exchangeable debenture call option obligations	—	(353)	172
Other derivatives	(97)	165	(21)

	$1,269	(279)	257

        Gains (losses) on dispositions.    Aggregate gains (losses) from dispositions are comprised of the following.

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Transaction
Capital Group
Time Warner Exchange	$582	—	—
CBS Exchange	31	—	—
Sale of investment in Court TV	—	303	—
Sale of investment in Freescale	—	256	—
Sale of investment in Telewest Global, Inc.	—	—	(266)
Sale of investment in Cablevisión S.A.	—	—	(188)

Other, net	22	48	53

	635	607	(401)

Entertainment and Interactive Group
Other, net	11	—	40

	$646	607	(361)

        In the above transactions, the gains or losses were calculated based upon the difference between the carrying value of the assets relinquished, as determined on an average cost basis, compared to the fair value of the assets received.

        Other than temporary declines in fair value of investments.    During 2007, 2006 and 2005, we determined that certain of our cost investments experienced other than temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily on quoted market prices at the date each adjustment was deemed necessary. These adjustments are reflected as other than temporary declines in fair value of investments in our consolidated statements of operations.

        Income taxes.    Our effective tax rate was 14.0% in 2007, 26.2% in 2006 and 74.6% in 2005. The Time Warner Exchange and the CBS Exchange, which were completed in 2007, qualify as IRC Section 355 transactions, and therefore do not trigger federal or state income tax obligations. In addition, upon consummation of the exchange transactions, deferred tax liabilities previously recorded for the difference between our book and tax bases in our Time Warner and CBS Corporation investments in the amount of $354 million were reversed with an offset to income tax benefit.

        Our 2006 rate is less than the U.S. federal income tax rate of 35% due, in part, to a deferred tax benefit we recognized when we decided to effect a restructuring transaction which was effective on April 1, 2006, and which enabled us to include TruePosition in our Federal consolidated tax group on a prospective basis. As a result of this decision and considering our overall tax position, we reversed $89 million of valuation allowance recorded against TruePosition's net deferred tax assets into our statement of operations as a deferred tax benefit in 2006. This valuation allowance did not relate to net operating loss carryforwards or some other future tax deduction of TruePosition, but rather related to temporary differences caused by revenue and cost amounts that were recognized for tax purposes in prior periods, but have been deferred for financial reporting purposes until future periods. In addition, we recorded deferred tax benefits of $105 million for changes in our estimated foreign tax rate based on our projections of our ability to use foreign tax credits in the future and $25 million for changes in our estimated state tax rate used to calculate our deferred tax liabilities. These benefits were partially offset by current tax expense of $43 million on the gain on sale of Court TV for which we had higher book basis than tax basis and $39 million for impairment of goodwill that is not deductible for tax purposes. In addition, we recorded state ($34 million) and foreign ($20 million) tax expense.

        Our effective tax rate in 2005 was greater than the U.S. federal income tax rate of 35% primarily due to a tax benefit of $147 million that we recorded as a result of a change in our estimated effective state and foreign tax rates. In the third quarter of 2005, we assessed our weighted average state tax rate in connection with our spin off of Discovery Holding Company. As a result of this assessment, we decreased our state tax rate used in calculating the amount of our deferred tax liabilities and recognized a deferred income tax benefit of $131 million. Also in 2005, we reduced our estimated foreign tax rate related to QVC and recognized a tax benefit of $16 million. These tax benefits were partially offset by our foreign tax expense and an increase in our valuation allowance for deferred tax assets of subsidiaries that we do not consolidate for tax purposes.

        Historically, we have not made significant federal income tax payments due to our ability to use prior year net operating ("NOL") and capital losses carryforwards to offset current year taxable income. However, as a result of our February 2008 settlement with the IRS related to interest deductions on our exchangeable debentures, our NOL carryforwards were eliminated and we had taxable income in 2006 and 2007. Consequently, we will make federal tax payments of approximately $152 million for the 2007 tax year during the first quarter of 2008. Based on current projections, we expect to remit federal tax payments for the 2008 tax year and beyond.

        Net earnings (loss).    Our net earnings (loss) was $2,114 million, $840 million and ($33) million for the years ended December 31, 2007, 2006 and 2005, respectively, and was the result of the above-described fluctuations in our revenue and expenses. In addition, we recognized earnings from discontinued operations of $149 million, $220 million and $10 million for the years ended December 31, 2007, 2006 and 2005, respectively. Included in our 2006 earnings from discontinued operations are tax benefits of $236 million related to our excess outside tax basis in OPTV and AEG over our basis for financial reporting.

Interactive Group

        The Interactive Group consists of our subsidiaries QVC, Provide, BuySeasons, Backcountry.com and Bodybuilding.com, our interests in IAC/InterActiveCorp and Expedia and $3,108 million principal amount (as of December 31, 2007) of our publicly-traded debt.

        The reclassification implemented on March 3, 2008 did not affect the assets attributed to the Interactive Group.

        The following discussion and analysis provides information concerning the results of operations and financial condition of the Interactive Group. Although the restructuring which resulted in the creation of the Interactive Group was not completed until May 9, 2006, the following discussion is presented as though the restructuring had been completed on January 1, 2005. The results of operations of Provide, BuySeasons and Backcountry.com are included in e-commerce businesses since their respective date of acquisition in the tables below. Fluctuations in e-commerce businesses from 2005 to 2006 to 2007 are due primarily to the acquisitions of Provide and BuySeasons in 2006 and Backcountry.com in 2007. Bodybuilding.com was acquired on December 31, 2007, and therefore, did not impact our 2007 results of operations. This discussion should be read in conjunction with (1) our consolidated financial statements and notes thereto filed as Exhibit 99.3 to this Form 8-K and (2) the Unaudited Attributed Financial Information for Tracking Stock Groups filed as Exhibit 99.1 to this Form 8-K.

Results of Operations

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue
QVC	$7,397	7,074	6,501
e-commerce businesses	405	252	—
Corporate and other	—	—	—

	$7,802	7,326	6,501

Operating Cash Flow (Deficit)
QVC	$1,652	1,656	1,422
e-commerce businesses	40	30	—
Corporate and other	(8)	(6)	(5)

	$1,684	1,680	1,417

Operating Income (Loss)
QVC	$1,114	1,130	921
e-commerce businesses	16	14	—
Corporate and other	(17)	(14)	(5)

	$1,113	1,130	916

        QVC.    QVC is a retailer of a wide range of consumer products, which are marketed and sold primarily by merchandise-focused televised shopping programs and via the Internet. In the United States, QVC's live programming is aired through its nationally televised shopping network 24 hours a day ("QVC-US"). Internationally, QVC's program services are based in the United Kingdom ("QVC-UK"), Germany ("QVC-Germany") and Japan ("QVC-Japan"). QVC-UK broadcasts 24 hours a day with 17 hours of live programming, and QVC-Germany and QVC-Japan each broadcast live 24 hours a day.

        QVC's operating results are as follows:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Net revenue	$7,397	7,074	6,501
Cost of sales	(4,682)	(4,426)	(4,112)

Gross profit	2,715	2,648	2,389
Operating expenses	(616)	(579)	(570)
SG&A expenses (excluding stock-based compensation)	(447)	(413)	(397)

Operating cash flow	1,652	1,656	1,422
Stock-based compensation	(22)	(50)	(52)
Depreciation and amortization	(516)	(476)	(449)

Operating income	$1,114	1,130	921

        Net revenue is generated in the following geographical areas:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
QVC-US	$5,208	4,983	4,640
QVC-UK	707	612	554
QVC-Germany	870	848	781
QVC-Japan	612	631	526

	$7,397	7,074	6,501

        QVC's net revenue increased 4.6% and 8.8% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. The 2007 increase in revenue is comprised of $101 million related to a 1.3% increase in the number of units shipped from 165.7 million to 167.8 million, $125 million due to a 1.6% increase in the average sales price per unit ("ASP") and a $122 million increase due to favorable foreign currency rates. These increases were partially offset by a net decrease of $25 million primarily due to an increase in estimated product returns. Returns as a percent of gross product revenue increased from 18.5% in 2006 to 18.7% in 2007.

        The 2006 increase in revenue is comprised of $582 million due to a 7.3% increase in the number of units shipped from 154.4 million to 165.7 million and $88 million related to a 2.0% increase in the ASP. The revenue increases were partially offset by an $11 million decrease due to unfavorable foreign currency rates and an $86 million decrease due primarily to an increase in estimated product returns. Returns as a percent of gross product revenue increased from 18.0% in 2005 to 18.5% in 2006 due to a continued shift in the mix from home products to apparel and accessories products, which typically have higher return rates.

        As noted above, during the years ended December 31, 2007 and 2006, the changes in revenue and expenses were also impacted by changes in the exchange rates for the UK pound sterling, the euro and the Japanese yen. In the event the U.S. dollar strengthens against these foreign currencies in the future, QVC's revenue and operating cash flow will be negatively impacted. The percentage increase in revenue for each of QVC's geographic areas in dollars and in local currency is as follows:

	Percentage increase (decrease) in net revenue
	Year ended December 31, 2007		Year ended December 31, 2006
	U.S. dollars	Local currency	U.S. dollars	Local currency
QVC-US	4.5%	4.5%	7.4%	7.4%
QVC-UK	15.5%	6.5%	10.5%	8.4%
QVC-Germany	2.6%	(5.9)%	8.6%	7.1%
QVC-Japan	(3.0)%	(2.0)%	20.0%	26.1%

        Revenue for QVC-US was negatively impacted in 2007 by a slow retail environment and weakness in the gold jewelry category due to higher gold prices. QVC-Germany net revenue in local currency declined during the year ended December 31, 2007 relative to the prior year due to increased competition, a soft retail market, a 300 basis point increase in the German value added tax (VAT) rate and higher usage of markdowns in the fashion category. QVC-Japan net revenue declined in local currency during the year ended December 31, 2007, as compared to the prior year, due to the heightened regulatory focus on health and beauty product presentations beginning in March 2007, which caused QVC-Japan to remove a number of products from its programming.

        The number of homes receiving QVC's services are as follows:

	Homes (in millions)
	December 31,
	2007	2006	2005
QVC-US	93.4	90.7	90.0
QVC-UK	21.8	19.4	17.8
QVC-Germany	37.6	37.5	37.4
QVC-Japan	21.1	18.7	16.7

        The QVC service is already received by substantially all of the cable television and direct broadcast satellite homes in the U.S. and Germany. In addition, the rate of growth in households is expected to diminish in the UK and Japan. Therefore, future sales growth will primarily depend on continued additions of new customers from homes already receiving the QVC service and continued growth in sales to existing customers. QVC's future sales may also be affected by (i) the willingness of cable and satellite distributors to continue carrying QVC's programming service, (ii) QVC's ability to maintain favorable channel positioning, which may become more difficult as distributors convert analog customers to digital, (iii) changes in television viewing habits because of personal video recorders, video-on-demand and IP television and (iv) general economic conditions.

        QVC's gross profit percentage was 36.7%, 37.4% and 36.7% for the years ended December 31, 2007, 2006 and 2005, respectively. The decrease in gross profit percentage in 2007 is due primarily to higher distribution costs and to a lesser extent, a higher obsolescence provision. The higher distribution costs resulted from increases in shipping rates and costs associated with new distribution centers in the U.S. and Japan for which economies of scale have not yet been achieved. The increase in the gross profit percentage in 2006 was due to higher initial margins due to a shift in the sales mix from home products to higher margin apparel and accessories products and to a lower inventory obsolescence provision.

        QVC's operating expenses are comprised of commissions and license fees, order processing and customer service expense, credit card processing fees, telecommunications expense and bad debt expense. Operating expenses increased 6.4% and 1.6% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year period. These increases are primarily due to increases in sales volume. As a percentage of net revenue, operating expenses were 8.3%, 8.2% and 8.8% for 2007, 2006 and 2005, respectively. The 2007 increase in operating expenses as a percent of revenue is due primarily to an increase in bad debt expense due to higher write-offs related to QVC's installment receivables and private label credit card. Operating expenses increased at a lower rate than sales in 2006 due primarily to commissions and bad debt expense. Commissions, as a percent of net revenue decreased in 2006, as compared to 2005. The decrease in 2006 is due to a greater percentage of Internet sales for which lower commissions are required to be paid. In addition, commissions decreased as a percentage of revenue in QVC-Japan where certain distributors are paid the greater of (i) a fixed fee per subscriber and (ii) a specified percentage of sales. In 2006, more distributors started to receive payments based on sales volume rather than a fixed fee per subscriber. QVC's bad debt provision decreased as a percent of net revenue in 2006 due to lower write-offs on QVC's private label credit card. As a percent of net revenue, order processing and customer service expenses remained constant in 2006. QVC's telecommunications expenses as a percent of revenue remained consistent in 2006. Credit card processing fees remained consistent as a percent of net revenue for each of the years ended December 31, 2007, 2006 and 2005.

        QVC's SG&A expenses include personnel, information technology, marketing and advertising expenses. Such expenses increased 8.2% and 4.0% during the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. The 2007 increase is due primarily to (i) an $11 million increase in marketing and advertising expense related to QVC's new branding campaign and other marketing initiatives, (ii) an $8 million increase in franchise taxes driven by the Company's settlement of certain franchise tax audit issues in 2006 which caused a $15 million reversal of franchise tax reserves in the prior year, (iii) a $5 million accrual for a legal settlement and (iv) a $5 million net increase in personnel expenses due to merit and headcount increases offset by decreased management bonus compensation. Due to the fixed cost and discretionary nature of many of these expenses, SG&A expenses increased at a lower rate than revenue in 2006. In addition, QVC settled certain franchise tax audit issues and reversed $15 million of reserves recorded in prior years.

        QVC's depreciation and amortization expense increased for the years ended December 31, 2007 and 2006. Such increases are due to fixed asset and software additions.

Entertainment Group

        The Entertainment Group is comprised of our subsidiaries Starz Entertainment and FUN, as well as minority equity interests in GSN and WildBlue Communications, approximately $500 million in cash and $551 million principal amount (as of December 31, 2007) of our existing publicly-traded debt. In addition, we will attribute to the Entertainment Group the approximate 41% interest in The DIRECTV Group, three RSNs and approximately $465 million in cash that we received in the News Corporation Exchange.

        The following discussion and analysis provides information concerning the attributed results of operations and financial condition of the Entertainment Group and is presented as though the reclassification had been completed on January 1, 2005. This discussion should be read in conjunction with (1) our consolidated financial statements and notes thereto filed as Exhibit 99.3 to this 8-K and (2) the Unaudited Attributed Financial Information for Tracking Stock Groups filed as Exhibit 99.1 to this Form 8-K.

Results of Operations

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue
Starz Entertainment	$1,066	1,033	1,004
Corporate and other	70	42	—

	$1,136	1,075	1,004

Operating Cash Flow (Deficit)
Starz Entertainment	$264	186	171
Corporate and other	(9)	(18)	(7)

	$255	168	164

Operating Income (Loss)
Starz Entertainment	$210	163	105
Corporate and other	(79)	(151)	(1)

	$131	12	104

        Revenue.    The Entertainment Group's revenue increased $61 million or 5.7% and $71 million or 7.1% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. The 2007 increase in corporate and other is due to a full year of operations for FUN, as well as small acquisitions made by FUN. The 2006 increase is due to Starz Entertainment, as well as our acquisition of FUN, which contributed $42 million of revenue in 2006.

        Operating cash flow.    The Entertainment Group's Operating Cash Flow increased $87 million or 51.8% and $4 million or 2.4% in 2007 and 2006, respectively, as compared to the corresponding prior year. FUN's operating cash flow improved $13 million in 2007. The increase for Starz Entertainment in 2006 was partially offset by an $11 million operating cash flow deficit generated by FUN.

        Impairment of long-lived assets.    During the third quarter of 2007, FUN recognized a $41 million impairment loss related to its sports information segment due to new competitors in the marketplace and the resulting loss of revenue and operating income. We acquired our interest in FUN in March 2006. Subsequent to our acquisition, the market value of FUN's stock declined significantly due to the performance of certain of FUN's subsidiaries and uncertainty surrounding government legislation of Internet gambling which we believe the market perceived as potentially impacting FUN's skill gaming business. In connection with our 2006 annual evaluation of the recoverability of FUN's goodwill, we received a third-party valuation, which indicated that the carrying value of FUN's goodwill exceeded its market value. Accordingly, we recognized a $111 million impairment charge related to goodwill and a $2 million impairment charge related to trademarks in the fourth quarter of 2006.

        Operating income (loss).    The improvement in operating income in 2007 is due to Starz Entertainment as well as the lower impairment charge recognized by FUN. The improvement in operating income for Starz Entertainment in 2006 was more than offset an by operating loss for FUN (including the aforementioned impairment losses).

        Starz Entertainment.    Starz Entertainment primarily provides premium programming distributed by cable operators, direct-to-home satellite providers and other distributors throughout the United States. Substantially all of Starz Entertainment's revenue is derived from the delivery of movies to subscribers under affiliation agreements with television video programming distributors. Some of Starz Entertainment's affiliation agreements provide for payments to Starz Entertainment based on the number of subscribers that receive Starz Entertainment's services. Starz Entertainment also has fixed-rate affiliation agreements with certain of its customers. Pursuant to these agreements, the customers pay an agreed-upon rate regardless of the number of subscribers. The agreed-upon rate is contractually increased annually or semi-annually as the case may be, and these agreements, expire in 2008 through 2012. During the year ended December 31, 2007, 71% of Starz Entertainment's revenue was generated by its four largest customers, Comcast, Echostar Communications, DIRECTV and Time Warner, each of which individually generated more than 10% of Starz Entertainment's revenue for such period. Starz Entertainment's affiliation agreement with DIRECTV expires in December 2008. In addition, the affiliation agreement with Time Warner has expired. Starz Entertainment is currently in negotiations with Time Warner regarding a new agreement. There can be no assurance that any new agreement with Time Warner will have economic terms comparable to the old agreement.

        Starz Entertainment's operating results are as follows:

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue	$1,066	1,033	1,004
Operating expenses	(689)	(741)	(706)
SG&A expenses	(113)	(106)	(127)

Operating cash flow	264	186	171
Stock-based compensation	(33)	3	(17)
Depreciation and amortization	(21)	(26)	(49)

Operating income	$210	163	105

        Starz Entertainment's revenue increased 3.2% and 2.9% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. During the third quarter of 2007, Starz Entertainment entered into a new affiliation agreement with DIRECTV which is retroactive to January 1, 2007 and extends through the end of 2008. The previous affiliation agreement with DIRECTV expired June 30, 2006. Since June 30, 2006, Starz Entertainment had recognized revenue from DIRECTV based on cash payments from DIRECTV which were at lower rates than required by the old affiliation agreement. The new affiliation agreement provides for rates that are higher than those paid by DIRECTV since June 30, 2006, but lower than the rates in the old affiliation agreement. Accordingly, in the third quarter of 2007, Starz Entertainment recognized $7 million of revenue related to 2006 based on the difference between the rates provided in the new affiliation agreement and the rates previously paid by DIRECTV.

        In addition to the retroactive impact of the new DirecTV affiliation agreement noted above, the 2007 increase in revenue is due to a $26 million increase resulting from growth in the average number of subscription units for Starz Entertainment's services.

        The 2006 increase in revenue is due to a $56 million increase resulting from an increase in the average number of subscription units for Starz Entertainment's services partially offset by a $27 million decrease due to a decrease in the effective rate for Starz Entertainment services.

        The Starz movie service and the Encore and Thematic Multiplex channels ("EMP") movie service are the primary drivers of Starz Entertainment's revenue. Starz average subscriptions increased 7.5% and 5.7% in 2007 and 2006, respectively; and EMP average subscriptions increased 8.8% and 6.6% in 2007 and 2006, respectively. The effects on revenue of these increases in subscriptions units are somewhat mitigated by the fixed-rate affiliation agreements that Starz Entertainment has entered into in recent years. In this regard, approximately 36% of Starz Entertainment's revenue was earned under its fixed-rate affiliation agreements during the year ended December 31, 2007.

        At December 31, 2007, cable, direct broadcast satellite, and other distribution represented 68.3%, 28.7% and 3.0%, respectively, of Starz Entertainment's total subscription units.

        Starz Entertainment's operating expenses decreased 7.0% and increased 5.0% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. The 2007 decrease is due primarily to a reduction in programming costs, which decreased from $703 million for the year ended December 31, 2006 to $656 million in 2007. The decrease in programming costs is due primarily to a lower effective rate for the movie titles exhibited in 2007. Such decrease was partially offset by an increase in the percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions. In addition to the foregoing programming cost reductions, Starz Entertainment reversed an accrual in the amount of $7 million for music copyright fees in the third quarter of 2007 as a result of a settlement with a music copyright authority. Starz Entertainment expects it 2008 programming expenses to be comparable to the 2007 amount as lower license fees for movies are expected to be offset by costs for original programming.

        The 2006 increase in operating expenses is due primarily to an increase in programming costs from $668 million in 2005 to $703 million in 2006. The 2006 programming increase is due primarily to $63 million of additional amortization of deposits previously made under certain of its output arrangements. Such amortization was partially offset by a lower cost per title for movies under certain license agreements and a decrease in programming costs due to a lower percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions.

        Starz Entertainment's SG&A expenses increased 6.6% and decreased 16.5% during 2007 and 2006, respectively, as compared to the corresponding prior year. The 2007 increase is due primarily to increases in personnel costs and marketing expenses. The 2006 decrease is due primarily to lower sales and marketing expenses of $18 million due to the elimination of certain marketing support commitments under the Comcast affiliation agreement and less marketing with other affiliates, partially offset by marketing expenses related to the commercial launch of Starz Entertainment's Internet product.

        Starz Entertainment has outstanding phantom stock appreciation rights held by its former chief executive officer. Starz Entertainment also has a long-term incentive plan for certain members of its current management team. Compensation relating to the phantom stock appreciation rights and the long-term incentive plan has been recorded based upon the estimated fair value of Starz Entertainment. The amount of expense associated with the phantom stock appreciation rights and the long-term incentive plan is generally based on the change in the fair value of Starz Entertainment.

Capital Group

        The Capital Group is comprised of our subsidiaries and assets not attributed to the Interactive Group or the Entertainment Group, including controlling interests in Starz Media, ANLBC, TruePosition, Leisure Arts and WFRV TV Station, as well as minority investments in Time Warner Inc., Sprint Nextel Corporation and other public and private companies. In addition, we have attributed $3,930 million principal amount (as of December 31, 2007) of our senior exchangeable debentures and $750 million of our bank debt to the Capital Group.

        The following discussion and analysis provides information concerning the attributed results of operations and financial condition of the Capital Group. The following discussion is presented as though the restructuring and the reclassification had been completed on January 1, 2005. This discussion should be read in conjunction with (1) our consolidated financial statements and notes thereto filed as Exhibit 99.3 to this Form 8-K and (2) the Unaudited Attributed Financial Information for Tracking Stock Groups filed as Exhibit 99.1 to this Form 8-K.

Results of Operations

	Years ended December 31,
	2007	2006	2005
	amounts in millions
Revenue
Starz Media	$254	86	—
Corporate and other	231	126	141

	$485	212	141

Operating Cash Flow Deficit
Starz Media	$(143)	(24)	—
Corporate and other	(67)	(41)	(40)

	$(210)	(65)	(40)

Operating Loss
Starz Media	$(342)	(29)	—
Corporate and other	(164)	(92)	(76)

	$(506)	(121)	(76)

        Revenue.    The Capital Group's combined revenue increased over 100% and 50.4% for the years ended December 31, 2007 and 2006, respectively, as compared to the corresponding prior year. The 2007 increase in corporate and other revenue is due primarily to a full year of revenue for Starz Media, which increased $168 million, and our acquisition of ANLBC, which generated $159 million of revenue.

These increases were partially offset by an $88 million decrease for TruePosition as further described below. The 2006 increase in combined revenue is due to Starz Media.

        In November 2006, TruePosition signed an amendment to its existing services contract with AT&T Corp. (formerly Cingular Wireless) that requires TruePosition to develop and deliver additional software features. Because TruePosition does not have vendor specific objective evidence related to the value of these additional features, TruePosition is required to defer revenue recognition until all of the features have been delivered. TruePosition currently estimates that these features will be delivered at the end of 2008. Accordingly, absent any further contractual changes, TruePosition will not recognize any significant revenue under this contract until the first quarter of 2009. TruePosition recognized approximately $105 million of revenue under this contract in 2006 prior to signing the amendment. TruePosition's services contract with its other major customer, T-Mobile, Inc., has a similar provision which prevents TruePosition from recognizing revenue. Such contract expires in June 2008, but contains provisions allowing T-Mobile to extend. It should be noted that both AT&T and T-Mobile are paying currently for services they receive and that the aforementioned deferrals have normal gross profit margins included.

        Operating cash flow.    The Capital Group's Operating Cash Flow decreased $145 million and $25 million in 2007 and 2006, respectively, as compared to the corresponding prior year. In 2007, operating cash flow deficits for Starz Media and TruePosition increased $119 million and $75 million, respectively, as compared to 2006. These operating cash flow decreases were partially offset by an increase for ANLBC of $38 million. We acquired ANLBC in May 2007, and therefore, did not own it during the first quarter of the year when ANLBC operates at a loss as no revenue is earned during this period. ANLBC's full year 2007 operating cash flow was approximately $23 million. Starz Media's operating cash flow deficit resulted from (i) the $79 million write-off of capitalized production costs due to the abandonment of certain films and downward adjustments to the revenue projections for certain TV series and other films, (ii) start up costs for Overture Films and the delay of film release dates into 2008 and (iii) lower than expected revenue for Anchor Bay, its DVD distribution division. We currently expect Starz Media to continue incurring operating cash flow deficits and operating losses for the next two to three years. TruePosition's operating cash flow deficit was due in large part to the deferral of revenue under its AT&T and T-Mobile contracts described above. The 2006 decrease in combined operating cash flow is due primarily to an operating cash flow deficit generated by Starz Media, as advertising costs for the animated film Everyone's Hero exceeded the revenue it earned.

        Impairment of long-lived assets.    In connection with our 2007 annual evaluation of the recoverability of Starz Media's goodwill, we estimated the fair value of Starz Media's reporting units using a combination of discounted cash flows and market comparisons and concluded that the carrying value of certain reporting units exceeded their respective fair values. Accordingly, we recognized a $182 million impairment charge related to goodwill.

        Operating loss.    The Capital Group's operating losses increased in 2007 and 2006. The 2007 increase is due primarily to increased operating losses of $313 million for Starz Media and $73 million for TruePosition. The 2006 increase in operating loss was due to our acquisition of Starz Media, as well as an increase in corporate stock compensation expense.

Liquidity and Capital Resources

        While the Interactive Group, the Entertainment Group and the Capital Group are not separate legal entities and the assets and liabilities attributed to each group remain assets and liabilities of our consolidated company, we manage the liquidity and financial resources of each group separately. Keeping in mind that assets of one group may be used to satisfy liabilities of the other group, the following discussion assumes, consistent with management expectations, that future liquidity needs of each group will be funded by the financial resources attributed to each respective group.

        The following are potential sources of liquidity for each group to the extent the identified asset or transaction has been attributed to such group: available cash balances, cash generated by the operating activities of our subsidiaries (to the extent such cash exceeds the working capital needs of the subsidiaries and is not otherwise restricted), proceeds from asset sales, monetization of our public investment portfolio (including derivatives), debt and equity issuances, and dividend and interest receipts.

        Interactive Group.    During the year ended December 31, 2007, the Interactive Group's primary uses of cash were the repurchase of outstanding Liberty Interactive common stock ($1,224 million), funding the acquisitions of Backcountry ($120 million) and Bodybuilding ($116 million), capital expenditures ($289 million), tax payments to the Capital Group ($321 million) and debt repayments ($332 million). Since the issuance of our tracking stocks, our board of directors has authorized a share repurchase program pursuant to which we can repurchase up to $3 billion of outstanding shares of Liberty Interactive common stock in the open market or in privately negotiated transactions, from time to time, subject to market conditions. During the year ended December 31, 2007, we repurchased 36.9 million shares of Liberty Interactive Series A common stock in the open market for aggregate cash consideration of $740 million. In addition, in June 2007, we completed a tender offer pursuant to which we accepted for purchase 19.42 million shares of Series A Liberty Interactive common stock at a price of $24.95 per share, or aggregate cash consideration of $484 million. Cumulatively, we have repurchased an aggregate of $2,178 million of Liberty Interactive common stock pursuant to our stock repurchase program. We may alter or terminate the stock repurchase program at any time.

        The Interactive Group's uses of cash in 2007 were primarily funded with cash from operations and borrowings under QVC's credit facilities. As of December 31, 2007, the Interactive Group had a cash balance of $557 million.

        The projected uses of Interactive Group cash for 2008 include approximately $465 million for interest payments on QVC debt and parent debt attributed to the Interactive Group, $340 million for the purchase of additional shares of IAC, which we completed in January 2008, $210 million for capital expenditures, additional tax payments to the Capital Group and additional repurchases of Liberty Interactive common stock. In addition, we may make additional investments in existing or new businesses and attribute such investments to the Interactive Group. However, we do not have any commitments to make new investments at this time.

        As of December 31, 2007, the aggregate commitments under the QVC credit agreements were $5.25 billion, and outstanding borrowings aggregated $4.023 billion, which borrowings were increased to fund the purchase of additional shares of IAC noted above. QVC's ability to borrow the unused capacity is dependent on its continuing compliance with the covenants contained in the agreements at the time of, and after giving effect to, a requested borrowing.

        Entertainment Group.    The Entertainment Group's primary uses of cash during the year ended December 31, 2007 were repayment of a portion of Starz Entertainment's intercompany debt to the Capital Group and the buyout of the minority holders in FUN. The Entertainment Group's primary use of cash for the year ended December 31, 2006 was the acquisition of FUN ($200 million). These investing and financing activities were funded with cash from operations and cash transfers from the Capital Group.

        The Entertainment Group's future sources of liquidity are expected to be cash transferred from the Capital Group upon completion of the reclassification, cash on hand, cash provided by the operating activities of the subsidiaries attributed to the Entertainment Group and the cash received in the New Corporation Exchange.

        We may make additional investments in existing or new businesses and attribute such investments to the Entertainment Group. However, we do not have any commitments to make new investments at this time.

        Capital Group.    During the year ended December 31, 2007, the Capital Group's primary uses of cash were the repurchase of Series A Liberty Capital common stock as described below ($1,305 million) and debt repayments ($163 million).

        In connection with the issuance of our tracking stocks, our board of directors authorized a share repurchase program pursuant to which we could repurchase up to $1 billion of outstanding shares of Liberty Capital common stock in the open market or in privately negotiated transactions, from time to time, subject to market conditions. That amount was increased to approximately $1.3 billion in connection with a tender offer for Liberty Capital stock described below. In May 2007, our board of directors authorized the repurchase of an additional $1 billion of Liberty Capital common stock. We may alter or terminate the program at any time.

        In order to implement our share repurchase program for Liberty Capital common stock, we completed a tender offer on April 5, 2007, pursuant to which we accepted for purchase 11.54 million shares of Series A Liberty Capital common stock at a price of $113.00 per share or aggregate cash consideration of $1,305 million (including transaction costs). We funded the cash consideration with available cash on hand.

        The Capital Group's sources of liquidity for the year ended December 31, 2007 include cash from the Time Warner Exchange ($984 million) and the CBS Exchange ($170 million), cash proceeds from the sale of AEG ($332 million) and OPTV ($112 million), tax payments from the Interactive Group ($321 million) and intercompany debt payments from Starz Entertainment and available cash on hand.

        In addition, in April 2007, we borrowed $750 million of bank financing with an interest rate of LIBOR plus an applicable margin. Such funds are not available for general corporate purposes. We intend to invest such proceeds in a portfolio of selected debt and mezzanine-level instruments of companies in the telecommunications, media and technology sectors that we believe have favorable risk/return profiles. Although no assurance can be given, we expect to make such investments over the next 18-24 months. See note 8 to the accompanying consolidated financial statements for a discussion of the Investment Fund to which this bank facility relates.

        The projected uses of Capital Group cash for 2008 include $500 million to be transferred to the Entertainment Group upon completion of the reclassification, approximately $180 million by Starz Media for the acquisition and production of films and television productions, approximately $134 million for interest payments on debt attributed to the Capital Group and $152 million for federal tax payments for our 2007 tax year. We may also make additional investments in existing or new businesses and attribute such investments to the Capital Group. However, we do not have any commitments to make new investments at this time. In addition, we expect to generate taxable income in 2008 and beyond and that we will make related federal tax payments.

        In addition to the foregoing expected uses of cash, the holders of our 0.75% Senior Exchangeable Debentures due 2023, which have an aggregate principal amount of approximately $1.75 billion, have the right to put such debentures to us at 100% of par during the period from February 25, 2008 to March 24, 2008 for payment on March 31, 2008. We notified our bondholders that we would pay cash for any debentures that are validly tendered pursuant to the put right. Holders of approximately $486 million principal amount of debentures surrendered them for repurchase. We funded the cash purchase price with committed funds obtained from financing involving certain of our equity derivatives, as further described below.

        We expect that the Capital Group's investing and financing activities will be funded with a combination of cash on hand, cash provided by operating activities, tax payments from the Interactive

Group, proceeds from collar expirations and dispositions of non-strategic assets. At December 31, 2007, the Capital Group's sources of liquidity include $2,578 million in cash and cash equivalents and $4,979 million of non-strategic AFS securities including related derivatives. To the extent the Capital Group recognizes any taxable gains from the sale of assets or the expiration of derivative instruments, we may incur current tax expense and be required to make tax payments, thereby reducing any cash proceeds attributable to the Capital Group.

        Our derivatives ("AFS Derivatives") related to certain of our AFS investments provide the Capital Group with an additional source of liquidity. Based on the put price and assuming we deliver owned or borrowed shares to settle each of the AFS Derivatives as they mature and excluding any provision for income taxes, the Capital Group would have attributed to it cash proceeds of approximately $21 million in 2008, $1,223 million in 2009, $1,674 million in 2010 and $446 million in 2011 upon settlement of its AFS Derivatives.

        Prior to the maturity of our equity derivatives, the terms of certain of the equity derivatives allow borrowings against the future put option proceeds at LIBOR or LIBOR plus an applicable spread, as the case may be. As of December 31, 2007, such borrowing capacity aggregated approximately $3,364 million. Such borrowings would reduce the cash proceeds upon settlement noted in the preceding paragraph. Upon completion of the News Corporation Exchange in February 2008, such borrowing capacity was reduced by $916 million.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

  Entertainment Group

        The following contingencies and obligations have been attributed to the Entertainment Group:

        Starz Entertainment has entered into agreements with a number of motion picture producers which obligate Starz Entertainment to pay fees ("Programming Fees") for the rights to exhibit certain films that are released by these producers. The unpaid balance under agreements for film rights related to films that were available for exhibition by Starz Entertainment at December 31, 2007 is reflected as a liability in the accompanying consolidated balance sheet. The balance due as of December 31, 2007 is payable as follows: $99 million in 2008; $13 million in 2009; and $6 million thereafter.

        Starz Entertainment has also contracted to pay Programming Fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by Starz Entertainment until some future date. These amounts have not been accrued at December 31, 2007. Starz Entertainment's estimate of amounts payable under these agreements is as follows: $482 million in 2008; $158 million in 2009; $102 million in 2010; $101 million in 2011; $94 million in 2012 and $178 million thereafter.

        In addition, Starz Entertainment is obligated to pay Programming Fees for all qualifying films that are released theatrically in the United States by studios owned by The Walt Disney Company through 2012 and all qualifying films that are released theatrically in the United States by studios owned by Sony Pictures Entertainment ("Sony") through 2013. Films are generally available to Starz Entertainment for exhibition 10 - 12 months after their theatrical release. The Programming Fees to be paid by Starz Entertainment are based on the quantity and domestic theatrical exhibition receipts of qualifying films. As these films have not yet been released in theatres, Starz Entertainment is unable to estimate the amounts to be paid under these output agreements. However, such amounts are expected to be significant.

        In connection with an option exercised by Sony to extend the Sony contract through 2013, Starz Entertainment has agreed to pay Sony a total of $190 million in four annual installments of $47.5 million beginning in 2011. Starz Entertainment's payments to Sony will be amortized ratably over the three-year period beginning in 2012.

        Liberty guarantees Starz Entertainment's film licensing obligations under certain of its studio output agreements. At December 31, 2007, Liberty's guarantees for studio output obligations for films released by such date aggregated $793 million. While the guarantee amount for films not yet released is not determinable, such amount is expected to be significant. As noted above, Starz Entertainment has recognized the liability for a portion of its obligations under the output agreements. As this represents a commitment of Starz Entertainment, a consolidated subsidiary of ours, we have not recorded a separate liability for our guarantees of these obligations.

  Capital Group

        The following contingencies and obligations have been attributed to the Capital Group:

        The Atlanta Braves and certain of their players and coaches have entered into long-term employment contracts whereby such individuals' compensation is guaranteed. Amounts due under guaranteed contracts as of December 31, 2007 aggregated $125 million, which is payable as follows: $63 million in 2008, $31 million in 2009 and $31 million thereafter. In addition to the foregoing amounts, certain players and coaches may earn incentive compensation under the terms of their employment contracts.

  Entertainment Group, Capital Group and Interactive Group

        In connection with agreements for the sale of certain assets, we typically retain liabilities that relate to events occurring prior to the sale, such as tax, environmental, litigation and employment matters. We generally indemnify the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by us. These types of indemnification guarantees typically extend for a number of years. We are unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

        We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations at December 31, 2007 is summarized below:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	amounts in millions
Attributed Entertainment Group contractual obligations
Long-term debt(1)	$605	3	7	8	587
Interest payments(2)	444	21	42	42	339
Operating lease obligations	15	3	4	2	6
Programming Fees(3)	1,233	581	279	195	178

Total Entertainment Group	2,297	608	332	247	1,110

Attributed Capital Group contractual obligations
Long-term debt(1)	4,724	36	8	768	3,912
Interest payments(2)	2,033	134	254	216	1,429
Long-term financial instruments	1,280	1,183	33	64	—
Operating lease obligations	76	11	21	16	28
Purchase orders and other obligations	224	224	—	—	—

Total Capital Group	8,337	1,588	316	1,064	5,369

Attributed Interactive Group contractual obligations
Long-term debt(1)	7,192	13	928	4,034	2,217
Interest payments(2)	3,682	465	830	388	1,999
Long-term financial instruments	79	—	—	79	—
Operating lease obligations	79	23	36	16	4
Purchase orders and other obligations	1,072	1,072	—	—	—

Total Interactive Group	12,104	1,573	1,794	4,517	4,220

Consolidated contractual obligations
Long-term debt(1)	12,521	52	943	4,810	6,716
Interest payments(2)	6,159	620	1,126	646	3,767
Long-term financial instruments	1,359	1,183	33	143	—
Operating lease obligations	170	37	61	34	38
Programming Fees(3)	1,233	581	279	195	178
Purchase orders and other obligations	1,296	1,296	—	—	—

Total consolidated	$22,738	3,769	2,442	5,828	10,699

(1)
Includes all debt instruments, including the call option feature related to our exchangeable debentures. Amounts are stated at the face amount at maturity and may differ from the amounts stated in our consolidated balance sheet to the extent debt instruments (i) were issued at a discount or premium or (ii) have elements which are reported at fair value in our consolidated balance sheet. Also includes capital lease obligations. Amounts do not assume additional borrowings or refinancings of existing debt.

(2)
Amounts (i) are based on our outstanding debt at December 31, 2007, (ii) assume the interest rates on our floating rate debt remain constant at the December 31, 2007 rates and (iii) assume that our existing debt is repaid at maturity.

(3)
Does not include Programming Fees for films not yet released theatrically, as such amounts cannot be estimated.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("Statement 157"), which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. Statement 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We do not expect that our adoption of Statement 157 will have a significant impact on the reported amounts of our assets and liabilities that we report at fair value in our consolidated balance sheet.

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" ("Statement 159"). Statement 159 permits entities to choose to measure many financial instruments, such as available-for-sale securities, and certain other items at fair value and to recognize the changes in fair value of such instruments in the entity's statement of operations. Currently under Statement of Financial Accounting Standards No. 115, entities are required to recognize changes in fair value of available-for-sale securities in the balance sheet in accumulated other comprehensive earnings. Statement 159 is effective as of the beginning of an entity's fiscal year that begins after November 15, 2007. Effective January 1, 2008, we plan to apply the provisions of Statement 159 to certain of our available-for-sale securities which we consider non-strategic. As a result, changes in the fair value of the subject securities will be reported in unrealized gains/losses in our consolidated statement of operations, rather than as a component of accumulated other comprehensive earnings in our consolidated balance sheet. The fair value of such securities was $4,839 million at December 31, 2007, and the amount of unrealized gains included in other comprehensive earnings that will be included in our cumulative effect of accounting change and reclassified to retained earnings upon adoption of Statement 159 is $1,039 million.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("Statement 141R"). Statement 141R replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141"), although it retains the fundamental requirement in Statement 141 that the acquisition method of accounting be used for all business combinations. Statement 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year after December 15, 2008.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("Statement 160"). Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, Statement 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. Statement 160 is effective for fiscal years beginning after December 15, 2008. Statement 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. We expect that our adoption of Statement 160 in 2009 will impact the accounting for purchases and sales and the presentation of the noncontrolling interests in our subsidiaries.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

        Carrying Value of Investments.    Our cost and equity method investments comprise a significant portion of our total assets at each of December 31, 2007 and 2006. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 142, Accounting Principles Board Opinion No. 18, EITF Topic 03-1 and SAB No. 59. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary. If a decline in fair value is determined to be other than temporary, we are required to reflect such decline in our consolidated statement of operations. Other than temporary declines in fair value of our cost investments are recognized on a separate line in our consolidated statement of operations, and other than temporary declines in fair value of our equity method investments are included in share of losses of affiliates in our consolidated statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are other than temporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our other cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses and the timing of when to recognize such charges requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our consolidated statement of operations in the period in which they occur to the extent such decreases are deemed to be other than temporary. Subsequent increases in fair value will be recognized in our consolidated statement of operations only upon our ultimate disposition of the investment.

        At December 31, 2007, we had unrealized holding losses of $12 million related to certain of our available-for-sale debt securities.

        In connection with our adoption of Statement 159 on January 1, 2008, all changes in fair value of the investments to which we apply the provisions of Statement 159 will be recognized in our consolidated statements of operations.

        Carrying Value of Long-lived Assets.    Our property and equipment, intangible assets and goodwill (collectively, our "long-lived assets") also comprise a significant portion of our total assets at December 31, 2007 and 2006. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, or upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        Retail Related Adjustments and Allowances.    QVC records adjustments and allowances for sales returns, inventory obsolescence and uncollectible receivables. Each of these adjustments is estimated based on historical experience. Sales returns are calculated as a percent of sales and are netted against revenue in our consolidated statement of operations. For the years ended December 31, 2007, 2006 and 2005, sales returns represented 18.7%, 18.5% and 18.0% of QVC's gross product revenue, respectively. The inventory obsolescence reserve is calculated as a percent of QVC's inventory at the end of a reporting period based on among other factors, the age of the inventory and historical experience with liquidated inventory. The change in the reserve is included in cost of goods sold in our consolidated statements of operations. At December 31, 2007, QVC's inventory is $1,020 million and the obsolescence adjustment is $105 million. QVC's allowance for doubtful accounts is calculated as a percent of accounts receivable at the end of a reporting period, and the change in such allowance is recorded as bad debt expense in our consolidated statements of operations. At December 31, 2007, QVC's trade accounts receivable are $1,173 million, net of the allowance for doubtful accounts of $56 million. Each of these adjustments requires management judgment and may not reflect actual results.

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Quantitative and Qualitative Disclosures about Market Risk.

        We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities and our subsidiaries in different foreign countries. Market risk refers to the risk of loss arising from adverse changes in stock prices, interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        We are exposed to changes in interest rates primarily as a result of our borrowing and investment activities, which include investments in fixed and floating rate debt instruments and borrowings used to maintain liquidity and to fund business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We manage our exposure to interest rates by entering into interest rate swap arrangements and by maintaining what we believe is an appropriate mix of fixed and variable rate debt. We believe this best protects us from interest rate risk. We have achieved this mix by (i) issuing fixed rate debt that we believe has a low stated interest rate and significant term to maturity and (ii) issuing variable rate debt with appropriate maturities and interest rates. As of December 31, 2007, the face amount of the Interactive Group's fixed rate debt (considering the effects of interest rate swap agreements) was $5,867 million, which had a weighted average interest rate of 6.3%. The Interactive Group's variable rate debt of $1,325 million had a weighted average interest rate of 6.7% at December 31, 2007. As of December 31, 2007, the face amount of the Capital Group's fixed rate debt was $4,264 million, which had a weighted average interest rate of 2.6%. The Capital Group's variable rate debt of $460 million had a weighted average interest rate of 6.0%.

        Each of the Interactive Group and the Capital Group is exposed to changes in stock prices primarily as a result of our significant holdings in publicly traded securities. We continually monitor changes in stock markets, in general, and changes in the stock prices of our holdings, specifically. We believe that changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. We use equity collars and other financial instruments to manage market risk associated with certain investment positions. These instruments are recorded at fair value based on option pricing models. Prior to consummation of the News Corporation Exchange, the Entertainment Group was also exposed to changes in stock prices, but is not expected to be subject to such risk in the future.

        At December 31, 2007, the fair value of our AFS securities attributed to the Interactive Group was $2,044 million and the fair value of our AFS securities attributed to the Capital Group was $15,490 million. Had the market price of such securities been 10% lower at December 31, 2006, the aggregate value of such securities would have been $204 million and $1,549 million lower, respectively, resulting in a decrease to unrealized holding gains in other comprehensive earnings. The decrease attributable to the Capital Group would be partially offset by an increase in the value of our AFS Derivatives. Because we mark our senior exchangeable debentures to fair value each reporting date, they are also subject to market risk. Increases in the stock price of the respective underlying security generally result in higher liabilities and unrealized losses in our statement of operations.

        The Interactive Group is exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and the financial results of QVC's foreign subsidiaries. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated into U.S. dollars at period-end exchange rates, and the statements of operations are generally translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive earnings (loss) as a separate component of stockholders' equity. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at the average rate for the period. Accordingly, the Interactive Group may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

        We periodically assess the effectiveness of our derivative financial instruments. With regard to interest rate swaps, we monitor the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields, in comparison to historical interest rate trends. We believe that any losses incurred with regard to interest rate swaps would be offset by the effects of interest rate movements on the underlying debt facilities. With regard to equity collars, we monitor historical market trends relative to values currently present in the market. We believe that any unrealized losses incurred with regard to equity collars and swaps would be offset by the effects of fair value changes on the underlying assets. These measures allow our management to evaluate the success of our use of derivative instruments and to determine when to enter into or exit from derivative instruments.

        Our derivative instruments are executed with counterparties who are well known major financial institutions with high credit ratings. While we believe these derivative instruments effectively manage the risks highlighted above, they are subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument. To protect ourselves against credit risk associated with these counterparties we generally:

  •
  execute our derivative instruments with several different counterparties, and

  •
  execute equity derivative instrument agreements which contain a provision that requires the counterparty to post the "in the money" portion of the derivative instrument into a cash collateral account for our benefit, if the respective counterparty's credit rating for its senior unsecured debt were to reach certain levels, generally a rating that is below Standard & Poor's rating of A- and/or Moody's rating of A3.

        Due to the importance of these derivative instruments to our risk management strategy, we actively monitor the creditworthiness of each of these counterparties. Based on our analysis, we currently consider nonperformance by any of our counterparties to be unlikely.

        Our counterparty credit risk by financial institution is summarized below:

Counterparty	Aggregate fair value of derivative instruments at December 31, 2007 amounts in millions
Counterparty A	$747
Counterparty B	712

$1,459

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  Management's Discussion and Analysis of Financial Condition and Results of Operations.